[O'Melveny & Myers Letterhead]

                                 August
                                  1st
                                 1 9 9 7








(714) 760-9600
                                                           619,481-007
                                                         NB1-319826.V1

New Century Financial Corporation
18400 Von Karman Avenue, Suite 1000
Irvine, California  92612

                   Re:   Registration on Form S-8 of New Century
                         Financial Corporation (the "Company")

Ladies and Gentlemen:

           At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 shares of Common Stock, $0.01 par value per share, of the Company (the "Common Stock"), to be issued pursuant to the New Century Financial Corporation 1995 Stock Option Plan
(the "Plan"). We have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Common Stock to be issued pursuant to and in accordance with the Plan.

           Based upon such examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that the Common Stock has been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

           We consent to the use of this opinion as an exhibit to the Registration Statement.

                                            Respectfully submitted,

                                            /s/ O'Melveny & Myers LLP


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